                      STATEMENT RE COMPUTATION OF REATIOS

                                                                    EXHIBIT 12.1

           METROPOLITAN MORTGAGE & SECURITIES CO., AND SUBSIDIARIES
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                      AND PREFERRED STOCK DIVIDENDS

     The ratio of adjusted earnings to fixed charges and preferred stock dividends was computed using the following tabulations to compute adjusted earnings and the defined fixed charges and preferred stock dividends.


                                                       NINE MONTHS ENDING JUNE 30
                                                 -------------------------------------
                                                        2001                 2000
                                                 =====================================
Net income......................................     (13,310,703)         (17,231,369)
Add:
  Interest......................................      19,079,740           19,400,090
  Taxes (benefit) on income.....................     (28,704,459)          (9,278,890)
                                                    -------------------------------------
Adjusted earnings...............................     (22,935,422)          (7,110,169)
                                                    =====================================
Preferred stock dividend requirements...........       3,312,000            3,375,000
Ratio factor of income after provisions
  for income taxes to income before
  provision for income taxes....................             100%                 100%
Preferred stock dividend factor on
  pretax basis..................................       3,312,000            3,375,000
Fixed charges
  Interest......................................      19,079,740           19,400,090
  Capitalized interest..........................         647,875              900,362
                                                    -------------------------------------
Fixed charges and preferred stock dividends.....      23,039,615           23,675,452
                                                    =====================================
Ratio of adjusted earnings to fixed charges
  and preferred stock dividends.................                *                    *

                                                               YEAR ENDED SEPTEMBER 30
                                                 -----------------------------------------------
                                                   2000      1999      1998      1997      1996
                                                 -------   -------   -------   -------   -------
                                                             (DOLLARS IN THOUSANDS)
Net income...................................... $(7,601)  $16,275   $10,327   $ 9,668   $ 8,038
Add:
  Interest......................................  29,134    22,388    19,663    19,375    18,788
  Taxes (benefit) on income.....................  (4,093)  (12,577)    5,475     5,073     4,235
                                                 -------   -------   -------   -------   -------
Adjusted earnings............................... $17,440   $26,086   $35,465   $34,116   $31,061
                                                 =======   =======   =======   =======   =======
Preferred stock dividend requirements........... $ 4,553   $ 3,642   $ 3,732   $ 4,113   $ 3,868
Ratio factor of income after provisions
  for income taxes to income before
  provision for income taxes....................     100%      100%       66%       66%       66%
Preferred stock dividend factor on
  pretax basis..................................   4,553     3,642     5,687     6,244     5,880
Fixed charges
  Interest......................................  29,134    22,388    19,663    19,375    18,788
  Capitalized interest..........................   1,145       936       611       521     2,468
                                                 -------   -------   -------   -------   -------
Fixed charges and preferred stock dividends..... $34,832   $26,966   $25,961   $26,140   $27,136
                                                 =======   =======   =======   =======   =======
Ratio of adjusted earnings to fixed charges
  and preferred stock dividends.................       *         *      1.37      1.31      1.14

------------------


* Earnings were insufficient to meet fixed charges and preferred stock dividends by approximately $46.0 million and $30.8 million for the nine-month period ended June 30, 2001 and 2000 respectively.

  Earnings were insufficient to meet fixed charges and preferred stock dividends by approximately $17.4 million and $0.8 million for the years ended September 30, 2000 and 1999, respectively.